Certain confidential information contained in this document, marked by brackets [**], has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.82

2009 Vice President Worldwide Sales Incentive Bonus Plan

November 24, 2008

David Cunningham,

The letter is to document your variable compensation plan for Chordiant’s 2009 fiscal year which begins on October 1, 2008 and ends September 30, 2009.  Your variable compensation element, which has a target equal to 83.33% of your annual base salary, will be calculated and paid (if applicable) quarterly based on the following criteria:

•	25% based on the criteria and payment calculation formulas established in the Chordiant Fiscal Year 2009 Executive Incentive Bonus Plan (attachment A)

•
75% based on based on the criteria and payment calculation formulas established in the 2009 Vice President, Worldwide Sales Compensation Plan General Terms and Conditions and the Quota Assignment and Commission Factors for Sales Personnel (attachment B)

Payment

The final decision to pay a bonus will remain the decision of the Board of Directors or the Compensation Committee if so delegated by the Board.  The Board may in its own discretion, determine to pay or not pay a bonus based upon the factors listed above or other Company performance criteria it deems appropriate.  The factors listed above are guidelines to assist the Board, or the Committee, as the case may be, in its judgment but the final decision to pay or not pay is in the discretion the Board.  In its discretion, the Committee may recommend, and the Board has the authority to approve, a payment of up to 50% of the bonus opportunity without regard to the performance criteria set forth in this plan.

Bonuses are generally calculated within thirty (30) days after the end of any given quarter and are generally paid within forty-five (45) days after the end of a given quarter, but not later than 60 days following the end of such quarter.  Notwithstanding the foregoing, bonuses will not be calculated or paid for a fiscal quarter until the public disclosure of final financial information for the applicable period.  Bonuses are then paid in the next regularly-scheduled paycheck.  Contingent upon the Company filing its Form 10-K, payment for the plan will be made not later than 60 days following the close of the Company’s fiscal year.

No bonus is earned until it is paid under this plan.  Therefore, in the event your employment is terminated (either by the Company or by you, whether voluntarily or involuntarily) before a bonus is paid, then you will not be deemed to have earned that bonus, and will not be entitled to any portion of that bonus.

Questions regarding the Plan should be directed to the Chief Executive Officer or the Vice President of Human Resources.  Acceptance of payment(s) under the Plan constitutes full and complete acceptance of its terms and conditions.  If you do not wish to participate in the Plan, you must notify the Vice President, Human Resources in writing of his desire and intent.

Nothing in this Plan is intended to alter the at-will nature of employment with the Company, that is, your right or the Company’s right to terminate the your employment at will, at any time with or without cause or advance notice.  In addition, acceptance of this Plan shall not be construed to imply a guarantee of employment for any specified period of time.

This Plan contains the entire agreement between the Company and you on this subject, and supersedes all prior bonus compensation plans or programs of the Company and all other previous oral or written statements regarding any such bonus compensation programs or plans.

The contents of this Plan are Company confidential.  This Plan shall be governed by and construed under the laws of the State of California.

Please acknowledge that you have read and understood the terms of this agreement by signing and dating below.

/s/ David Cunningham                                                                11-24-2008
David Cunningham                                                                                                               Date
Vice President Worldwide Sales

/s/ Steven R. Springsteel                                                                11/24/08
Steven R. Springsteel                                                                                                                     Date
Chief Executive Officer

Certain confidential information contained in this document, marked by brackets [**], has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.82

Attachment A

Chordiant Fiscal Year 2009 Executive Incentive Bonus Plan

This Executive Incentive Bonus Plan (the “Plan”) will cover all Executive Officers and Vice Presidents of the Company (except for the Vice President of Services, the Vice President of Sales, the General Counsel, and those paid on sales commission plans).  Bonuses under this Plan will be calculated and paid (if applicable) based on the Company’s financial results as filed on Forms 10-Q and 10-K (and the associated non-GAAP reconciliations historically included in press releases and filed on a Form 8-K) for the Company’s 2009 fiscal year versus the Company’s FY2009 Financial Plan on one quantitative measure: Revenue (as defined below).

A participant’s total bonus payments under the Plan shall not exceed 300% of his or her 2009 fiscal year target bonus.  Payments for any given quarter will be limited to a maximum of 100% of the participant’s target bonus for that quarter, plus any cumulative “catch up” payment for prior quarters.

The quarterly bonus calculations will be computed using year-to-date figures. Cumulative “catch up” payments will be made for any prior quarter shortfall against the goals.

[**], for quarterly payments to be made under the Plan, [**]. For the [**], for payments to be made under the Plan, the Company’s [**].

At the end of the fiscal year, the Company will evaluate its 2009 fiscal year revenue attainment against its 2009 fiscal year revenue goal. Payments for performance in excess of 100% of its annual revenue goal will be calculated and paid as provided in this Plan.

Plan Summary

Quantitative Component (in $US):
•	GAAP Revenue

Maximum payout to a participant – 300%

Payments
•	Quarterly.
•	Limited to 100% maximum payment for a current quarter, plus any cumulative “catch-up” to bring any prior quarter to 100%.
•	Overachievement above 100% paid at end of fiscal year.
•	To qualify for payment, Company must [**] on a non-GAAP Operating Profit basis [**], and achieve [**].

Component – GAAP Revenue
Weighting – 100%
Revenue Goal per FY2009 Financial Plan (Reported GAAP Revenue in $US)

                                                      Quarter         Year-to-Date
Q1                                                      [**]             [**]
Q2                                                      [**]             [**]
Q3                                                      [**]             [**]
Q4                                                      [**]             [**]
FY2009 [**]

                                                      Performance*         Payout*
Thresholds                                           80%             60%
                                                    100%             80%
                                                    120%             100%
                                                    160%             300%

*Performance and payout interpolate between levels

Profitability Requirements
Non-GAAP Operating Profit [**] Goal per FY2009 Financial Plan (Reported Non-GAAP Operating Profit in $US)

                                                      Quarter         Year-to-Date
Q1                                                      [**]             [**]
Q2                                                      [**]             [**]

Revenue

“Revenue” is defined as revenue as recognized under GAAP on the Company’s quarterly consolidated statement of operations in $US.

Each quarter, a participant is eligible to receive a bonus equal to twenty-five percent (25%) of his or her annual bonus target (plus “catch up” payments described elsewhere in this Plan).  Bonus payments are subject to the following:

• If the Company does not achieve at least 80% of its year-to-date Revenue goal, then no bonus will be paid for that quarter.

• If the Company achieves at least 80% of its year-to-date Revenue goal (and satisfies the non-GAAP Operating Profit [**] criteria) participant will be paid 60% of his or her target bonus for the quarter.  For each 1.00% of the Revenue goal achieved above 80% (up to 100%), participant will be paid an additional 1% of his or her target bonus for the quarter.

•  If the Company achieves at least 100% of its year-to-date Revenue goal (and satisfies the non-GAAP Operating Profit [**] criteria) participant will be paid 80% of his or her target bonus for the quarter.  For each 1.00% of the Revenue goal achieved above 100% (up to 120%), participant will be paid an additional 1% of his or her target bonus for the quarter.

• If the Company achieves at least 120% of its year-to-date Revenue goal (and satisfies the non-GAAP Operating Profit [**] criteria) participant will be paid 100% of his or her target bonus for the quarter.  For each 1.00% of the Revenue goal achieved above 120% (up to 160%), participant will be paid an additional 5% of his or her target bonus for the quarter, up to the maximum payout of 300% of a participant’s target bonus for the quarter.

Non-GAAP Operating Profit

Non-GAAP Operating Profit is defined as Non-GAAP Operating Profit as reported on the Company’s quarterly Non-GAAP consolidated statement of operations in $US. Non-GAAP reconciliations historically have been included in press releases and filed on a Form 8-K at the end of each fiscal quarter.  Historically, these Non-GAAP results exclude expenses associated with the amortization of purchased intangible assets, stock-based compensation expense, reductions in workforce and other non-recurring charges. In fiscal year 2009, the Non-GAAP adjustments will include the non-cash tax expense associated with acquired NOL carry forwards.

Calculations

Participants joining the Company after the beginning of the Company’s 2009 fiscal year will only be entitled to a pro-rata portion of the quarterly bonus in the quarter they commence employment with the Company, a pro-rata portion of any bonus amount that exceeds 100%, and will not be eligible for any “catch-up” payments for quarters in which they were not employed by the Company.

Payment

The final decision to pay a bonus will remain the decision of the Board of Directors or the Compensation Committee if so delegated by the Board.  The Board may in its own discretion determine to pay or not pay a bonus based upon the factors listed above or other Company performance criteria it deems appropriate.  The factors listed above are guidelines to assist the Board, or the Committee, as the case may be, in its judgment but the final decision to pay or not pay is in the discretion the Board or the Compensation Committee if so delegated by the Board.  In its discretion, the Board, or the Compensation Committee if so delegated by the Board, has the authority to approve a payment of up to 50% of a participant’s annual target bonus without regard to the performance criteria set forth in this Plan.

Bonuses are generally calculated within thirty (30) days after the end of any given quarter and are generally paid within forty-five (45) days after the end of a given quarter, and generally not later than sixty (60) days following the end of such quarter.  Bonuses are then paid in the next regularly-scheduled paycheck.  Payment for achievement of greater than 100% of the Revenue goal generally will be made not later than sixty (60) days following the close of the Company’s fiscal year.  These payment dates are contingent upon the Company filing its periodic Forms 10-Q and 10-K with the SEC.

Notwithstanding anything to the contrary herein, no bonus is earned until it is paid under this Plan.  Therefore, in the event the employment of a participant under this Plan is terminated (either by the Company or by the participant, whether voluntarily or involuntarily) before a bonus is paid, then the participant will not be deemed to have earned that bonus, and will not be entitled to any portion of that bonus.

Questions regarding the Plan should be directed to the Chief Executive Officer or the Vice President of Human Resources.  Acceptance of payment(s) under the Plan constitutes full and complete acceptance of its terms and conditions.  Any eligible participant who wishes not to participate in this Plan must notify the Vice President, Human Resources in writing of their desire and intent.

Nothing in this Plan is intended to alter the at-will nature of employment with the Company, that is, the participant’s right or the Company’s right to terminate the participant’s employment at will, at any time with or without cause or advance notice.  In addition, acceptance of this Plan shall not be construed to imply a guarantee of employment.

This Plan contains the entire agreement between the Company and the participant on this subject, and supersedes all prior bonus compensation plans or programs between the Company and participant, and all previous oral or written statements regarding any such bonus compensation programs or plans.

This Plan shall be governed by and construed under the laws of the State of California.

*   *   *

Certain confidential information contained in this document, marked by brackets [**], has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.82

Attachment B

CHORDIANT SOFTWARE, INC.
2009 Vice President Worldwide Sales Compensation Plan
General Terms and Conditions

1.	Objectives of Plan.
A. To provide compensation to the Vice President Worldwide Sales for efforts which benefit and support the objectives of Chordiant Software, Inc. ("the Company" or "Chordiant").
B. To encourage sales, to capitalize on sales opportunities, increase sales volume and improve our position in the market.
C. To emphasize marketing strategies which conform to stated Company goals.
D. To ensure the completion of required administrative responsibilities of sales personnel.

Objective of Individual:  Support the goals of Chordiant Software Inc. through selling efforts that meet or exceed individual Quota assignments.

2.	Effective Date/Amendment/Termination of Plan.

The effective date of this Plan is October 1, 2008 and it shall continue through September 30, 2009.  The 2009 Vice President Worldwide Sales Compensation Plan General Terms and Conditions and the Quota Assignment and Commission Factors for Sales Personnel terms attached hereto together form the 2009 Vice President Worldwide Sales Compensation Plan (the “Plan”) and the Plan supersedes all prior sales compensation plans of the Company.  Commissions will be paid on license and first year maintenance on bookings accepted by the Company after October 1, 2008 in accordance with this Plan provided all other conditions of the Plan are met.  For the purposes of this Plan, a “booking” is a non-cancelable, non-refundable contractual payment commitment whereby the payment amount is fixed and determinable and not predicated on a subsequent event.  Any exceptions to this Plan require the written approval of the Board of Directors.  The Plan will remain in effect until superseded, changed, or terminated by the Company.  The Plan only may be superseded, changed, or terminated by written approval of the Board of Directors.

3.	Qualification of Participation. In order to be eligible to participate in the Plan:
A. You must be a regular full-time employee of the Company.
B. You must be the Vice President Worldwide Sales.
C. You must acknowledge that you have received a copy of this Plan; have read, understand and accept its terms; understand your Assignment; and understand that your quota, bonus, and commissions are subject to the terms of this Plan.

4.	Assignments and Quotas.

An Assignment and Quota will involve a combination of revenue/bookings quota, and commission schedule as outlined in the Quota Assignment and Commission Factor term sheet for Sales Personnel attached hereto (hereinafter, "Assignment" or “Quota” as applicable) and will be effective on October 1, 2008 All Assignments will be in writing only and Quota performance will be calculated on a fiscal year to date (“YTD”) basis.

The Board of Directors reserves the right in its sole discretion to review and revise any of the terms of the Quota (i.e., geographic territory, quota and commission schedule) in any manner at any time.

5.	Qualifying Orders/Earning of Commissions.
Any complete order accepted by the Company for licenses and first year maintenance and support will qualify for commissions or quota achievement, according to this Plan, provided all other conditions of this Plan are met, including Sections 5(A) through 5(G) below.  Nothing in this Plan will be construed to oblige the Company to accept any particular order it chooses not to accept. Commissions are considered earned (in accordance with the terms of this Plan) upon achievement of all of the following conditions:

A.	Licenses for Available Products

For licenses of products and first year maintenance and support that are available at the time the license agreement is signed, the following must be provided to Chordiant Contracts Administration to qualify for Quota credit and commissions:

(1)           a validly signed and approved software license with associated order forms and support and maintenance terms;

(2)           delivery of the licensed software to the customer and a written acknowledgement of receipt of such software from the customer;

(3)           a customer purchase order for the amount of the order if required by the Customer.

For orders that qualify as provided above, fifty percent (50%) of the Quota credit and commission shall be deemed earned at the time of booking of the order.
The other fifty percent (50%) of such Quota credit and commission of orders under this Section 5(A) shall be deemed earned upon actual payment by the customer.

B.	Compliance with all Company guidelines.

Any contract signed or order taken in violation of Company guidelines, including the Revenue Recognition Policy will not qualify for Quota credit or commission payment.

C.	Services

For any order(s) which include a Services component (support, maintenance and/or consulting), containing any significant discount, credits or financial concessions, such orders Quota credit and resulting commission will be subject to reduction by the amount of “carve-out” from license fees under GAAP and Chordiant accounting policies.  Any quota or commission credit will be reduced relative to the carve-out.  Notwithstanding any other provision of this plan, if any order contains a component of consulting services where a specific result or deliverable as a result of such services is promised for a fixed price, then (i) no quota credit will be given or commission paid until such result or deliverable is completed and delivered to the Customers and the customer has paid for the related services and (ii) to the extent that the cost to Chordiant of providing such deliverable or result is greater than the amount paid by the customer for the related services, then the Quota credit and booking on which commission is payable for such order will be reduced by the difference between such cost and the amount paid by the customer for the services.

D.	Third-Party Fees

Any order(s) which includes a third-party referral fee payment or charge are also subject to “carve-out” from gross license fee of the order conforming with GAAP and Chordiant accounting policies.  Any Quota credit and commission will be reduced relative to the carve-out amount.

E. Verification/Certification.

By signing this agreement you agree to sign each quarter, and additionally upon the request of the Company, a Company form certification statement representing and attesting to, at a minimum the following statements: (a) the fact that there are no “side letters,” or other written or oral agreement(s) or understanding(s), express or implied, that a customer or partner is entitled to or may receive any credits, rights or return of product, free services; and/or (b) there are not any other concessions and conditions or terms outside the express written terms of the license/support agreement.

F. Salesforce.com

You further agree to use Salesforce.com to track all opportunities.  Orders will not be considered qualified for quota or commission purposes if they are not input into Salesforce.com in advance of Chordiant receiving the order or contract from the customer.

G. Revenue Confirmation Letters

You agree to assist in the quarterly process of obtaining the necessary Revenue Confirmation Letter responses from their customers.  Commissions will be deemed earned based on the previous sections, however commission payments may be withheld if you are found to be non-responsive in assisting with obtaining the aforementioned letters.

*           *           *
Any exception to conditions 5(A) through 5(G) must be submitted in writing and must receive approval by the Board of Directors prior to Chordiant accepting an order or other customer contract.

“Enterprise License” or non-standard License Transaction – The Company recognizes that certain customer orders may not meet all conditions per the definition of a qualifying order in Sections 5(A) – (G) above; however, it may otherwise still be beneficial to accept such orders.  For such orders to be accepted and qualify for commissions and/or quota credit according to this Plan the approval of the License Transaction is required by the Compensation Committee.

6.	Non-Qualifying Orders.
You may be assigned responsibilities involving sales of the nature described in subparagraphs A through G below, these sales will not qualify for commissions or Quota under this Plan:
A. Orders canceled within the “acceptance period” or subject to a cancellation clause.
B. Customer credits, repair charges and charges under warranty programs.
C. Installation/De-installation charges that are not part of a service contract.
D. Upgrades, Updates or reconfigurations initiated by the Company.
E. Orders / Sales not accepted by the Company.
F. Any license agreement where there exists return rights or the provision for forfeiture of monies paid under the contract.
G.
License or Maintenance Agreements or Order forms containing a non-standard term that prevents revenue from being recognized in accordance with Generally Accepted Accounting Principles (GAAP) and Chordiant Revenue Recognition policy.

7.	Orders.

Orders will be documented by a written contract and written acceptance of the order by the Company.  The Company reserves the right to refuse any order or contract that does not comply with local, state or federal laws, does not meet credit standards or for other reasons deemed unauthorized by the CEO or Chief Financial Officer.

8.	Commission disputes will be decided by the Compensation Committee.
Quota credit and commission issues will be brought to the Compensation Committee of the Board of Directors, in writing for resolution.  The Compensation Committee decision will be final and binding.  All other oral or written statements regarding quota credit and commission issues which have not been pre-approved by the Compensation Committee are invalid and without effect.

9.	Commission Payment, Credit and Payment of Commission.
All earned commissions are paid on a monthly basis on the second regular payroll distribution in the first month following the applicable month.  All orders will be credited toward the retirement of Assignment/Quota in the month in which the order is accepted by the Company.  These payment dates are contingent upon the Company filing its periodic Forms 10-Q and 10-K with the SEC. The timing of commission payment is subject to change.

The commissionable amount for each order is the “net” amount due from the customer for the applicable license and/or service order.  The net amount due is the amount after application of any sales discounts granted to customer and other reductions to revenue and does not include any taxes, returns and allowances (including any credit for prior or terminated license sales), freight or shipping, or any other similar items (i.e., travel and entertainment expenses for service orders). In those circumstances where a referral, third party product resell/pass through royalty, or similar fees are paid to a partner, the “net” amount is considered to be amount due from the customer less the amount due for the referral, third party product/resell/pass through royalty, or similar fees after application of any sales discounts granted to customer.

Your Quota is divided into Quota performance tiers with each tier containing an associated commission rate.  Commissions are calculated starting with the lowest tier first. You must attain 100% of their performance in the tier before moving to the next accelerated commission rate in the next tier.  Each tier must be completed before progressing on to the next tier.

10.	Adjustments to Commissions and Commission Recovery.
Commissions will be reduced to reflect any customer cancellation, credits, returned products, non-payment of invoices or carve outs.  Cancellations will be charged against commissions and Quota for the month in which the order was originally invoiced.  For accounts receivable with open invoices exceeding the terms of the contract, the commissions and Quota associated with such invoices are recoverable by the Company (at the sole discretion of the Company) from current and subsequent commission payments.  Any commission recovery that causes a negative compensation balance is considered a recoverable advance against compensation.  No other commissions will be paid to you until the negative balance has been offset in full with earned commissions.

11.           Ethical and Legal Standards.

It is the policy of the Company to act in accordance with the Company’s Code of Ethics, which complies with the anti-trust and trade regulation laws (including the Foreign Corrupt Practices Act) applicable to its operations.  There are no exceptions to this policy, and it will not be qualified or compromised by anyone acting for, or on behalf of, the Company.

You will not enter into any agreement, plan, or understanding, expressed or implied, formal or informal, with any competitor with regard to prices, terms or conditions of sales, distribution, territories or customers, nor exchange or discuss in any manner with a competitor, prices, terms or conditions of sale, nor engage in any other conduct which violates any anti-trust laws or ethical and legal business standards.

You will not engage in any conduct, activity, or relationship which would conflict with their duties and obligations to the Company.  Sales Personnel will not work for any other employer while employed by the Company, with the exception of military reserve or jury service obligations.

You will not pay, offer to pay, assign or give any part of his or her commissions, compensation or any other money to any agent, customer, supplier or representative of any customer or supplier, or to any other person as an inducement or reward for assistance in making a sale.

Gifts or entertainment above a nominal value will not be given to customers, agents or representatives; or accepted from customers, vendors, or agents.

Any infraction of this policy, or of recognized ethical business standards, will subject you to termination of employment and revocation of any commissions under this Plan to which you would otherwise be entitled.

12.           Plan Interpretation.
Interpretation and administration of the Plan will be decided by the Compensation Committee of the Board of Directors.

13.           Agreement with Program.

By signing below, you acknowledge that you have read and understood this Sales Compensation Plan; agree to its terms and conditions (including the sales Quota); and understand and agree that nothing in this Plan otherwise alters the at-will nature of your employment relationship with the Company, which can be terminated by you or the Company at any time, with or without cause, and with or without advance notice.

This agreement is effective as of October 1, 2008.

/s/ David Cunningham
Vice President Worldwide Sales

/s/ Steven R. Springsteel
Chief Executive Officer

Certain confidential information contained in this document, marked by brackets [**], has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.82

Quota Assignment and Commission Factor term sheet for Sales Personnel

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